Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX REPORTS NEW PHASE 1A AND PHASE 1B DATA FOR UNIVERSAL FLU VACCINE CANDIDATE

BERKELEY, CA – February 22, 2011 – Dynavax Technologies Corporation (NASDAQ: DVAX) reported last Friday, February 18 in Geneva, Switzerland at the World Health Organization 7th Meeting on Evaluation of Pandemic Influenza Prototype Vaccines in Clinical Trials new Phase 1a and Phase 1b safety and immunogenicity data for its universal flu candidate vaccine. In an oral presentation, Dynavax’s Robert Janssen, M.D., Senior Director, Clinical Research, described new findings for N8295, a fusion protein comprised of NP and M2e, two highly conserved influenza antigens covalently linked to Dynavax's proprietary second-generation TLR9 agonist, in combination with an investigational H5N1 avian influenza vaccine. The study evaluated 54 subjects, including 39 from the Phase 1a dose escalation study of N8295 and 15 from the Phase 1b dose escalation study of H5N1/N8295.

Data from the Phase 1a and the Phase 1b study, initiated in September 2010, showed:

·	N8295 alone or combined with H5N1 vaccine was very safe and generally well tolerated;

·	The most common adverse events were mild, self-limited injection site reactions;

·	There were no SAEs;

·	All N8295 dose groups had an antibody response to M2e, and the placebo group did not;

·	All N8295 dose groups had an antibody response to NP, and the placebo group did not;

·	All N8295 dose groups had a cellular immune response to NP, and the placebo group did not;

·	The addition of N8295 to a non-immunogenic dose of H5N1 vaccine resulted in H1 responses in all N8295 dose groups.1

Dr. J. Tyler Martin, M.D., Dynavax President and Chief Medical Officer, said, "The results of these trials demonstrate that N8295 has the attributes we intended: safety, M2e and NP immunogenicity, and the ability to adjuvant the H1 response to a HA based vaccine. These data will allow us to move forward with planning for a Phase 2 proof-of-concept trial.”

– more –

1 The Journal of Infectious Diseases 2008; 198:1309--16 and Vaccine 28 (2010) 840-848

Dynavax's Universal Flu Vaccine is designed to offer protection against divergent influenza strains as well as to increase the efficacy of a conventional influenza vaccine. Preclinical data have confirmed the expected immunogenicity and mechanistic effects of the vaccine candidate's novel components. The production of cytotoxic T-cells by NP and cytotoxic antibodies by M2e have been demonstrated in preclinical studies, as has an increase in neutralizing antibodies provided by a co-administered conventional influenza vaccine. A GLP toxicity study demonstrated that this Universal Flu vaccine candidate is well-tolerated.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV™, a Phase 3 investigational adult hepatitis B vaccine designed to enhance protection more rapidly with fewer doses than current licensed vaccines. For more information, visit www.dynavax.com.

# # #